UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported):      December 31, 2003
                                                       -----------------

                               TRANS ENERGY, INC.
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             (Exact Name of Registrant as Specified in its Charter)



    NEVADA                            0-23530                    93-0997412
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 State or Other                    (Commission                 (IRS Employer
 Jurisdiction)                      File Number)               Identification
                                                                  Number)

        210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
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    (Address of Principal Executive Offices and Principal Place of Business)


Registrant's Telephone Number, Including Area Code: (304) 684-7053
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                                    FORM 8-K

Item 2.  Acquisition or Disposition of Assets

         On December 31, 2003, Trans Energy, Inc. sold its 75% working interest ownership in five oil and gas wells located in Tyler County, West Virginia to Ultra-Light Investements for $380,000. The wells included Eastlack #1, Nolan #2, Nolan #3, Nolan #4 and Nolan #5. The sale price was determined by negotiation between the parties and was considered fair and reasonable by us. Of the total proceeds, $30,000 was used to pay off existing debt on the wells.

Item 5.  Other Events

         The balance of $350,000 from the proceeds of the sale of the five wells described in Item 2 above was used to settle an ongoing dispute with Baker Hughes Oilfield Operations, Inc. d/b/a/ Baker Hughes Inteq, Western Geophysical, a division of Western Atlas International, Inc. (the "Baker Entities"). Pursuant to the terms of that certain Settlement Agreement and Mutual Release dated December 23, 2003 between Trans Energy and the Baker Entities, the $350,000 was paid to the Baker Entities as payment in full for all monies owed by us and the Baker Entities gave us a release of all judgments and liens against us.

         On February 7, 2001, the United States Bankruptcy Court, Southern District of Texas, entered an Order Granting Motion to Dismiss Chapter 7 Case in the action entitled In Re: Trans Energy, Inc., Case No. 00-39496-H4-7. The Order dismissed the involuntary bankruptcy action instituted against us on October 16, 2000. The sole petitioning creditor named in the Involuntary Petition was Western Atlas International, Inc. An Order for Relief Under Chapter 7 was entered by the Court on November 22, 2000.

         On April 23, 2000, the 189th District Court of Harris County, Texas entered an Agreed Final Judgment in favor of Western against us in the amount of $600,665.36, together with post judgment interest at 10% per annum. Following the judgment, we entered into settlement negotiations with Western concerning our satisfaction of the judgment through payments over a four to five month period, together with the pledge of collateral on certain unencumbered assets. Previously, on or about July 9, 1998, a judgment had been entered in the 152nd District Court of Harris County, Texas against us in favor of the Baker Entities in the amount of $41,142.00, together with interest and attorney fees. This judgment was outstanding at the time of the filing of the Involuntary Petition.

         During our negotiations with Western for settlement of the Judgment, we made a $200,000 "good faith payment" to its counsel on October 23, 2000. On December 12, 2000, Joe Hill was named as the Chapter 7 Trustee. Subsequently, Western's counsel delivered the $200,000 to the Trustee.

         On January 19, 2001, we filed with the Bankruptcy Court the Motion to Dismiss Chapter 7 Case. The reasons cited in support of the Motion to Dismiss included, but were not limited to, (i) the Texas Court being an improper venue for the action, and (ii) we never receiving the Involuntary Petition and Summons notifying it of the action. In anticipation of the Bankruptcy Court dismissing the Involuntary Petition, on February 2, 2001, we entered into a settlement agreement with the Baker Entities. In entering its order on February 7, 2001 to dismiss the action, the Court ordered the Trustee to retain $17,694.80 for satisfaction of administrative fees and expenses, and to pay to Western and the Baker Entities the sum of $182,736.66, on our behalf and pursuant to the terms of the Settlement Agreement.

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         The agreement  provided that, subject to the approval of the Bankruptcy
Court, we agreed to pay to the Baker Entities $759,664.31, plus interest at 10%. In addition to the $200,000 payable from the escrow, we pledged as collateral certain properties, personal property and fixtures and two directors each
pledged   750,000  shares  of  our  common  stock  which  they  personally  own.
Subsequently, we assigned the income stream from the sale of oil in the Pinon Fee #1, Sagebrush #1 and Sagebrush #2 to the Baker Entities as payments toward the amounts owed. The Baker Entities continued their proceedings to enforce a foreign judgment against us in Pleasants County, West Virginia. A hearing with a special commission of the court was held on May 29, 2003 in Pleasant County, at which time no additional action was taken. In August 2003, we received notice that the Baker Entities had filed an involuntary bankruptcy petition against us in the United States Bankruptcy Court, Northern District of West Virginia.

         On January 5, 2004, we made payment to the Baker Entities of the $350,000 which satisfied the terms of the Settlement Agreement. In addition to the cash payment, the Baker Entities retained all prior payments from us in connection with the dispute. In return the Baker Entities released all actions, claims, judgments and liens against Trans Energy and two of our directors, Loren Bagley and William Woodburn. We now consider this matter settled.







                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  TRANS ENERGY, INC.



Date:  January 15, 2004           By   /S/ ROBERT L. RICHARDS
                                     ----------------------------------------
                                       Robert L. Richards
                                       President and Chief Executive Officer

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